Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Rush Street Interactive, Inc. on Form S-3, of our report dated March 7, 2022, relating to the consolidated balance sheets of Rush Street Interactive, Inc. as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in equity (deficit) and cash flows for the years then ended, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

September 28, 2022